UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 9, 2009

Progenics Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-23143	13-3379479
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

777 Old Saw Mill River Road, Tarrytown, New York		10591
(Address of principal executive offices)		(Zip Code)
Registrant's telephone number, including area code (914) 789-2800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

 ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement;
Item 1.02 Termination of a Material Definitive Agreement.

On October 9, 2009, Progenics Pharmaceuticals, Inc. and its subsidiaries, Progenics Pharmaceuticals Nevada, Inc. and Excelsior Life Sciences Ireland Limited (together, Progenics), entered into a Termination and Transition Agreement, effective as of October 1, 2009, with Wyeth Pharmaceuticals, a division of Wyeth, and its affiliates, Wyeth-Whitehall Pharmaceuticals, Inc., Wyeth-Ayerst Lederle, Inc., and AHP Manufacturing B.V. (together, Wyeth), providing for the termination of the December 23, 2005 License and Co-Development Agreement between them and the transition to Progenics of responsibility for the development and commercialization of RELISTOR® methylnaltrexone bromide for the treatment of opioid-induced side effects, including constipation and post-operative bowel dysfunction.

Under the Termination Agreement, the 2005 Agreement and Wyeth’s license of Progenics technology thereunder has terminated except as necessary for performance of Wyeth’s obligations thereunder.   Wyeth has granted to Progenics a fully-paid up, irrevocable, exclusive (except as to Wyeth and its affiliates) license to relevant technology generated by Wyeth alone or in conjunction with Progenics during the course of their 2005 Agreement collaboration and during Wyeth’s performance of its Termination Agreement obligations, and agreed not to assert against Progenics or its affiliates, licensees or other third-party business partners any patent rights owned by Wyeth or its affiliates that would be infringed by unlicensed development or commercialization of RELISTOR.  Progenics controls filing, prosecution, abandonment and enforcement against third party infringers of the patent rights related to its technology and those licensed to it by Wyeth.  Wyeth has also assigned or agreed to assign to Progenics specified RELISTOR-related commercial intellectual property, including trademarks, Internet domain names and copyrights.  Progenics has previously out-licensed rights to subcutaneous RELISTOR in Japan to Ono Pharmaceutical Co., Ltd., and in connection with the Termination Agreement, Progenics and Wyeth also terminated certain agreements between them related to the Ono license.

Wyeth has agreed to pay to Progenics the sum of $10 million in six quarterly installments commencing not later than October 19 and ending January 31, 2011.  Pursuant to the Termination Agreement, Wyeth will, at its expense, continue certain ongoing development efforts for subcutaneous RELISTOR through September 30, 2010, including conducting specified clinical studies, and provide support for developing specified new delivery mechanisms, in accordance with an agreed-upon development plan. Wyeth will continue to market and sell RELISTOR worldwide, including the launch and promotion of the pre-filled syringe presentation for which the parties have applied for regulatory marketing approval, in accordance with an agreed-upon commercialization plan.  Wyeth will continue to market and sell RELISTOR through September 30, 2010 in the United States and through December 31, 2010 in the rest of the world other than Japan, subject to ex-U.S. country-by-country extension, at Progenics’ option in certain circumstances, and ex-U.S. country-by-country early transition, at Progenics’ option.  Wyeth shall continue to pay royalties as provided in the 2005 Agreement except that no royalties shall be payable in respect of ex-U.S. sales made during (i) the fourth quarter of 2010 to the extent that certain financial targets for such quarter are not met or (ii) an extended international sale period in the subject country.

The parties will promptly transition from Wyeth to Progenics responsibility for development of oral RELISTOR, including conduct of clinical trials, and will transfer principal responsibility for regulatory submissions and interactions for all other formulations and presentations of RELISTOR during and as part of the transition.  Wyeth will provide financial resources and/or other assistance with respect to agreed-upon regulatory, manufacturing and supply matters in addition to those described above, and Progenics will purchase Wyeth’s remaining inventory of subcutaneous RELISTOR at the end of its sales periods on agreed-upon terms and conditions.  The Termination Agreement also provides for transfer of development, manufacturing and commercialization records and other materials, mutual releases between the parties and indemnification, dispute resolution, non-disparagement and other customary provisions.

Wyeth and Progenics mutually agreed that the return of rights to the RELISTOR franchise at this time was in the best interests of both companies.  Progenics also considered the termination and transition to be desirable from the standpoint of removing uncertainty surrounding RELISTOR’s prospects in advance of the recently-completed merger between Wyeth and Pfizer Inc.

The foregoing summary of the Termination Agreement is qualified in its entirety by reference to the text thereof, a redacted copy of which will be filed as an exhibit to Progenics’ Annual Report on Form 10-K for the year ended December 31, 2009.  The information in this Current Report on Form 8-K is also subject to a number of risks and uncertainties, including those set forth or referred to in the Disclosure Notice contained in Progenics’ press release relating to the Termination Agreement, a copy of which has been filed as an Exhibit to its Current Report on Form 8-K dated October 14, 2009.  The information contained in such release is incorporated by reference into these Items 1.01 and 1.02 of this Current Report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROGENICS PHARMACEUTICALS, INC.
         By:  /s/ ROBERT A. MCKINNEY
Robert A. McKinney
                                                Chief Financial Officer, Senior Vice President,
                              Finance & Operations and Treasurer

Date:  October 16, 2009